September 1, 2005
Sierra Pacific Resources Extends Conversion Offer for its 7 1/4% Convertible Notes due 2010
     Reno, Nevada— Sierra Pacific Resources (NYSE: SRP) (the “Company”) announced today that it has extended the expiration date of the offer (the “Offer”) to pay a cash premium to holders of any and all of its $300 million principal amount outstanding 7 1/4% Convertible Notes due 2010 (the “Notes”) who elect to convert their Notes to shares of the Company’s common stock, $1.00 par value per share (“Common Stock”), subject to terms of the Offer. As a result of the extension, the Offer will expire at 5:00 p.m., New York City time, on Friday, September 2, 2005 (the “Expiration Date”), unless earlier extended or terminated by the Company.
     In addition to the shares of Common Stock issuable upon conversion pursuant to the conversion terms of the Notes, holders who surrender their Notes on or prior to the Expiration Date will receive $180 in cash per $1,000 principal amount of Notes validly surrendered for conversion, plus a cash payment that is equivalent to the amount of interest that would have accrued and become payable after August 14, 2005 (which is the last interest payment date prior to the Expiration Date) up to but not including the settlement date. Each $1,000 principal amount of Notes is convertible into 219.1637 shares of Common Stock, which is equivalent to a conversion price of $4.5628 per share.

     The Company has been advised by the conversion agent that the principal amount of the Notes tendered as of 5:00 p.m., New York City time, August 31, 2005 was $300,000,000, or 100% of the principal amount outstanding.
     A registration statement relating to the Offer has been filed with the Securities and Exchange Commission but has not yet become effective. The Offer may not be completed, nor may the securities be issued prior to the time the registration statement becomes effective. This press release shall not constitute an offer to nor shall there be any sale of these securities in any state in which such Offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Holders who have validly tendered their Notes need take no further action. Holders may withdraw their Notes previously tendered until the expiration of the Offer. Holders who want to tender their Notes previously withdrawn must do so no later than 5:00 p.m., New York City time, on the Expiration Date.
     The Offer is being made pursuant to a Conversion Offer Prospectus and related documents. The Company has retained Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. to serve as the Dealer Managers for the Offer and Morrow & Company, Inc. to serve as the Information Agent. If you are interested in participating in this Offer, you should review all of the terms and conditions of the offer in the Conversion Offer Prospectus and related documents. Requests for the Conversion Offer Prospectus relating to the Offer and other documents may be directed to Morrow & Company, Inc. by telephone at 800/654-2468 (toll-free) or 212/754-8000. Questions regarding the Offer may be directed to Lehman Brothers Inc. at 800/443-0892 (toll-free) or 212/526-0111, Attention: Liability Management Group, to Merrill Lynch, Pierce, Fenner & Smith Incorporated at

800/654-8637 (toll-free) or 212/449-4914, Attention: Liability Management Group, or to Deutsche Bank Securities Inc. at 866/627-0391 (toll free) or 212-250-2955, Attention: Liability Management Group.
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
Certain matters in this press release are forward-looking statements regarding the timing of the conversion offer. There can be no assurance that Sierra Pacific Resources will complete the conversion offer on the anticipated terms or at all. Successful completion and timing of the conversion offer and actual results will depend on various factors, including (without limitation), the effectiveness of the Company’s registration statement. Other factors that could have an effect on the success of the conversion offer are contained in the conversion offer prospectus. Cautionary statements regarding the future performance of Sierra Pacific Resources are contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the SEC.